Exhibit 99.1

Contact:

John J. Luttrell, EVP and CFO

(949) 699-3918

THE WET SEAL, INC. ANNOUNCES THE APPOINTMENT OF

JOEL WALLER AS CHAIRMAN OF THE BOARD OF

DIRECTORS

FOOTHILL RANCH, CA, June 6, 2006 – The Board of Directors of The Wet Seal, Inc. (Nasdaq: WTSLA), announced today that Henry D. Winterstern has decided to step down as Chairman of the Company. Mr. Winterstern indicated his decision was based upon commitments he has to other business endeavors. At the request of the Board, Mr. Winterstern has agreed to continue to serve as a Director. Joel Waller, CEO and President of the Company, was appointed by the Board to replace Mr. Winterstern as Chairman.

“Henry was a driving force in the successful restructuring and rebuilding of our Company and we are grateful for his strong leadership during the most critical time in our history,” said Joel Waller, Chairman, CEO and President of the Company. “On behalf of the Board, I want to thank Henry for his service as Chairman, and we look forward to his guidance and counsel in his continuing role as a Director.”

“I am very proud of our accomplishments over the past twenty months and say with certainty that our Company is on solid footing,” said Mr. Winterstern. “With the restructuring of our business complete and with the appropriate infrastructure in place, we are now committed to aggressively grow the business to produce healthy returns for our stockholders and provide significant professional growth opportunities for our employees. I look forward to working with Joel and the rest of the Directors with my continued participation as a Director.”

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The Company currently operates a total of 401 stores in 46 states, the District of Columbia and Puerto Rico, including 309 Wet Seal stores and 92 Arden B. stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SOURCE: The Wet Seal, Inc.